NEWS RELEASE
s
102 Duffy Avenue, Hicksville, NY 11801 ● Phone: (516) 683-4420 ● www.myNYCB.com

FOR IMMEDIATE RELEASE	Investor/Media Contact:	Salvatore J. DiMartino
(516) 683-4286

NEW YORK COMMUNITY BANCORP, INC.
SETS DATE OF 2024 ANNUAL MEETING OF SHAREHOLDERS
Hicksville, N.Y., February 7, 2024 – New York Community Bancorp, Inc. (NYSE: NYCB) (the “Company”) today announced that Friday, May 17th, has been established as the date of its 2024 Annual Meeting of Shareholders.
The meeting will be held in a virtual format only, via live webcast, beginning at 10:00 a.m. Eastern Time.
The date of record for voting at the Annual Meeting will be March 18, 2024 and proxy materials will be mailed to shareholders of record on or about April 5th.
Further details regarding the Annual Meeting, including how to participate in the Annual Meeting, will be included in the Company’s Proxy Statement and Notice of Annual Meeting of Shareholders to be sent and made available to shareholders and filed with the Securities and Exchange Commission. Details on the Annual Meeting will also be made available online at ir.myNYCB.com.
About New York Community Bancorp, Inc.
New York Community Bancorp, Inc. is the parent company of Flagstar Bank, N.A., one of the largest regional banks in the country. The Company is headquartered in Hicksville, New York. At December 31, 2023, the Company had $116.3 billion of assets, $85.8 billion of loans, deposits of $81.4 billion, and total stockholders’ equity of $10.8 billion.
Flagstar Bank, N.A. operates 420 branches, including strong footholds in the Northeast and Midwest and exposure to high growth markets in the Southeast and West Coast. Flagstar Mortgage operates nationally through a wholesale network of approximately 3,000 third-party mortgage originators. In addition, the Bank has 134 private banking teams located in over 10 cities in the metropolitan New York City region and on the West Coast, which serve the needs of high-net worth individuals and their businesses.
New York Community Bancorp, Inc. has market-leading positions in several national businesses, including multi-family lending, mortgage origination and servicing, and warehouse lending. The Company is the 2nd largest multi-family portfolio lender in the country and the leading multi-family portfolio lender in the New York City market area, where it specializes in rent-regulated, non-luxury apartment buildings. Flagstar Mortgage is the 7th largest bank originator of residential mortgages for the 12-months ending December 31, 2023, while we are the industry’s 5th largest sub-servicer of mortgage loans nationwide, servicing 1.4 million accounts with $382 billion in unpaid principal balances. Additionally, the Company is the 2nd largest mortgage warehouse lender nationally based on total commitments.